Exhibit 99.01
FOR IMMEDIATE RELEASE                            Website http://www.arthrt.com
April 9, 2012                                    Contact: David A. Garrison
(978) 602-1436
ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
ANNOUNCES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER
Fitchburg, MA
Arrhythmia Research Technology Inc. ("Company") announces today that it has appointed Salvatore Emma, Jr. to serve as its President and Chief Executive Officer. Mr. Emma was also appointed to the Board of Directors.
"We are very happy that he accepted the position," said E.P. Marinos, Chairman of the Board, Arrhythmia Research Technology Inc. "His experience and long relationships with our customers, products, and capabilities will solidify the organization ending the recent transition period."
"Accepting the position of President and Chief Executive Officer at this pivotal time is a great privilege," said Mr. Emma. "With the combination of the Company's talented people, broad manufacturing capabilities, quality products, and strong culture of innovation, the Company is well positioned for growth. I am looking forward to working with the Board of Directors, customers and trading partners to add value for the shareholders.”
Mr. Emma joined Micron Products in 2007 as Director of Information Technology and was promoted to Vice President and General Manager in 2008. While at Micron, Mr. Emma has led initiatives in lean six sigma manufacturing and has helped to build a culture focused on customer satisfaction. Prior to joining Micron Products, Mr. Emma was an enterprise information systems consultant from 1995 to March 2007. His consulting engagements during this time included: Munters Corporation, a manufacturer of climate control equipment, Lawrence Pumps, Inc., an industrial pump manufacturer, Convergent Energy, Inc., a manufacturer of lasers and Micron Products, Inc. In this role, he led a variety of strategic initiatives including ERP implementation, business intelligence, information systems design, programming and business systems architecture.  Previously, he served as Corporate Controller at Kervick Enterprises, Inc., an aerospace and orthopedics investment casting and forging manufacturing company.  Mr. Emma holds a Bachelor of Science in Business Administration from Fitchburg State University.
About Arrhythmia Research Technology, Inc.
The Company through its wholly-owned subsidiary, Micron Products, Inc. has diversified manufacturing capabilities with the capacity to participate in full product life cycle activities from early stage development and engineering from prototyping to full scale manufacturing as well as packaging and product fulfillment services. Its subsidiary, Micron Products, Inc., also manufactures silver plated and non-silver plated conductive resin sensors and distributes metal snaps used in the manufacture of disposable ECG, EEG, EMS and TENS electrodes. The Company also has developed and distributes a customizable proprietary signal-averaging electrocardiography (SAECG) software used in the detection of potentially lethal heart arrhythmias and that is reconfigurable for a variety of hardware platforms.
For more information please check our websites:
http://www.arthrt.com             http://www.micronproducts.com
Forward-looking statements made herein are based on current expectations of the Company that involve a number of risks and uncertainties and should not be considered as guarantees of future performance. The factors that could cause actual results to differ materially include our ability to maintain our current pricing model and/or decrease our cost of sales; our ability to increase sales of higher margin products and services; variations in the mix of products sold; variability of customer demand and delivery requirements; ability to license our software, provide timely customization and updates; a stable interest rate market and/or a stable currency rate environment in the world, and specifically the countries where we are doing business; continued availability of supplies or materials used in manufacturing at competitive prices; continued availability of supplies or materials used in manufacturing at competitive prices; amount and timing of investments in capital equipment, sales and marketing, engineering and information technology resources; volatility in commodity and energy prices; and the Company's ability to offset higher costs with price increases. More information about factors that potentially could affect the Company's financial results is included in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011.